Exhibit 99.1

QuidelOrtho Announces Appointment of Two Independent Directors to its Board

Veteran Healthcare CEOs John R. Chiminski and R. Scott Huennekens Bring Deep Industry Experience, Operational Expertise and Financial Acumen to the QuidelOrtho Board

December 10, 2024
SAN DIEGO -- QuidelOrtho Corporation (Nasdaq: QDEL) (the “Company” or “QuidelOrtho”), a global provider of innovative in vitro diagnostic technologies designed for point-of-care settings, clinical labs and transfusion medicine, today announced the appointments of John R. Chiminski and R. Scott Huennekens to its board of directors (the “Board”), effective December 6, 2024.
These appointments align with QuidelOrtho’s commitment to maintaining a strong, independent Board with the right mix of expertise and experience. These appointments are the culmination of a comprehensive search led by the Board’s Nominating and Corporate Governance Committee and supported by an independent executive search firm.

“We are excited to welcome John and Scott to our Board,” said Kenneth F. Buechler, Ph.D., Chairman of the Board. “They bring proven track records of growth and value creation as CEOs and board members of healthcare, biopharma and MedTech companies. We are confident they will be significantly additive to the Board as we work with management to continue their positive momentum in executing QuidelOrtho’s growth and transformation plans and in creating further shareholder value.”
"I believe QuidelOrtho’s best days lie ahead as we strengthen our leadership team and Board. Both John and Scott bring valuable global experience, diverse expertise and a broad perspective that will be assets to the Company,” said Brian J. Blaser, President and CEO, QuidelOrtho. “I look forward to benefiting from their guidance and partnership as we execute our transformational strategy, deliver enhanced financial results and bring forth innovative technologies that raise the performance of diagnostic testing and produce better patient outcomes.”
As a former CEO and board Chair, Mr. Chiminski brings a diversified medical diagnostics and pharmaceutical background, which includes operations leadership, product development and services, and a strong track record of growing global businesses. He served as CEO of Catalent (NYSE: CTLT) from 2009 to 2022, assumed the title of Chair of its board of directors in 2016, and served as Executive Chair from 2022 to 2023. He was instrumental in establishing Catalent as a standalone public company after its carve-out from Cardinal Health and transforming the company into a market leader in biopharma services. Prior to that, Mr. Chiminski spent more than 20 years with GE Healthcare in roles of increasing responsibility, ultimately serving as President and CEO of GE Medical Diagnostics, a global business with $1.9 billion in sales.
Mr. Huennekens is a successful MedTech CEO, Chair, board member, entrepreneur and investor and has been involved in over 20 startups and public companies. He served as Chair, President and CEO of Verb Surgical, an independent surgical technology start-up jointly formed by Google and Johnson & Johnson, from 2015 to 2019. Prior to Verb Surgical, he was President and CEO at Volcano Corporation, a leader in minimally invasive therapy guidance in interventional cardiology, and prior to that, President and CEO at Digirad Corporation, a coronary imaging solutions provider. Previously, Mr. Huennekens held various leadership positions at Baxter Healthcare, Birtcher Medical Systems and Deloitte and Touche. He currently serves as Chair of the board of directors of Envista Holdings (NYSE: NVST) and as Chair of the board of directors of Hyperfine (Nasdaq: HYPR).

As previously announced, James R. Prutow and Robert R. Schmidt resigned from the Board, effective November 21, 2024, in conjunction with the closing of the secondary offering of QuidelOrtho common stock by The Carlyle Group. With the appointments of Messrs. Chiminski and Huennekens, the Board will comprise 11 directors, 10 of whom are independent.
Dr. Buechler added, “On behalf of the Board, I also want to acknowledge James and Robert for their insights and contributions. We thank them for their service to the Company.”
QuidelOrtho is dedicated to advancing diagnostics to power a healthier future. For more information, please visit quidelortho.com and follow QuidelOrtho on LinkedIn, Facebook and X.
About QuidelOrtho Corporation
QuidelOrtho Corporation (Nasdaq: QDEL) is a world leader in in-vitro diagnostics, developing and manufacturing intelligent solutions that transform data into understanding and action for more people in more places every day.
Offering industry-leading expertise in immunoassay and molecular testing, clinical chemistry, and transfusion medicine, bringing fast, accurate and reliable diagnostics when and where they are needed – from home to hospital, lab to clinic. So that patients, clinicians and health officials can spot trends sooner, respond quicker and chart the course ahead with accuracy and confidence.
Building upon its many years of groundbreaking innovation, QuidelOrtho continues to partner with customers across the healthcare continuum and around the globe to forge a new diagnostic frontier. One where insights and solutions know no bounds, expertise seamlessly connects, and a more informed path is illuminated for each of us.

Investor Contact:
Juliet Cunningham
Vice President, Investor Relations
IR@QuidelOrtho.com

Media Contact:
D. Nikki Wheeler
Senior Director, Corporate Communications
media@QuidelOrtho.com
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